Exhibit 4.13

AMENDMENT AGREEMENT

This agreement(the “Agreement”) is made as of this 9th day of November, 2010 as and between Island Breeze International, Inc., a Delaware corporation (“IBI”), Island Breeze International, a Cayman Island exempt company (“International”, and collectively with IBI, “Island Breeze”), each with offices at 211 Benigno Blvd., Suite 201, Bellmawr, New Jersey 08031, and  _________________ (the “Investor”) with an office at ___________________.

WHEREAS,  on or about April 16, 2010 [the Investor] executed (i) a Joint Venture Agreement (“JVA”) with Island Breeze and (ii) a Securities Purchase Agreement (“SPA”) with IBI;

WHEREAS, pursuant to the SPA, [Investor] agreed to acquire 1,200,000 shares of IBI’s Common Stock at a price of $0.50 per share, for a total of $600,000 (the “Stock Purchase”);

WHEREAS, pursuant to the JV Agreement, [Investor] agreed to lend a newly formed subsidiary of International (the “Subsidiary”) $14,400,000 in two tranches; the first tranche to be in the amount of $1,400,000 (the “First Tranche Loan”); and

WHEREAS, the parties wish to establish specific dates by which [Investor] will consummate the Stock Purchase and fund the First Tranche Loan.

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Except as set forth herein, each party hereby confirms and restates each of its obligations set forth in the JVA and SPA.

2.	[Investor] will fund the $600,000 purchase price with respect to the Stock Purchase as follows:

(i) $50,000 on or before November 12, 2010;
(ii) $50,000 on or before November 19, 2010;
(iii) $50,000 on or before December 3, 2010; and
(iv) $450,000 on or before December 15, 2010.

3.	[Investor] will fund the $1,400,000 First Tranche Loan on or before December 31, 2010.

4.
This Agreement shall not be deemed to amend or alter in any respect the terms and conditions of the SPA or the JVA or the obligations of either party thereunder, or to constitute a waiver or release by either party of any right or remedy whether now in existence or subsequently arising under the SPA or the JVA, except that the payments by [Investor] described in Section 2 hereof will be deemed timely made provided such payments are made on or before the dates set forth in said Section 2.

5.	This Agreement can be signed in counterparts, each one of which will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has entered into this Amendment Agreement as of the day and year first above written.

                                ISLAND BREEZE INTERNATIONAL, INC.

By:
      Name:
      Title:

ISLAND BREEZE INTERNATIONAL

By:
      Name:
      Title:

[INVESTOR]

By:
      Name:
      Title: